Citigroup Global Markets Holdings Inc.	C

Term Sheet No. 2019–USNCH2593 dated July 31, 2019 relating to Pricing Supplement

No. 2019–USNCH2593 dated July 31, 2019

Registration Statement Nos. 333-224495 and 333-224495-03

Filed Pursuant to Rule 433

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 5, 2021

Term Sheet to Pricing Supplement No. 2019—USNCH2593 dated July 31, 2019

Key Terms	Investment Description

Issuer	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Term	Approximately 2 years
Underlying	The EURO STOXX 50® Index
Stated Principal Amount	$1,000 per security
Pricing Date	July 31 , 2019
Issue Date	August 5, 2019
Valuation Date	July 29, 2021
Maturity Date	August 5, 2021
Payment at Maturity	See “Payment at Maturity” on Page 3
Maximum Return at Maturity	$320 per security (32% of the stated principal amount)
Underlying Return	(final underlying value – initial underlying value) / initial underlying value
Initial Underlying Value	3,466.85, the closing value of the underlying on the pricing date
Final Underlying Value	The closing value of the underlying on the valuation date
Buffer Value	3,120.165, 90% of the initial underlying value
Buffer Percentage	10%
Participation Rate	200%
Calculation Agent	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount and Commission	3.05%, of which dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	17327TDH6 / US17327TDH68

•   Linked to the EURO STOXX 50® Index (the “underlying”)

•   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the underlying from the initial underlying value to the final underlying value, subject to the maximum return at maturity. The payment at maturity will reflect the following terms:

o   If the value of the underlying increases, you will receive the stated principal amount plus 200% participation in the upside performance of the underlying, subject to the maximum return at maturity

o   If the value of the underlying decreases, but the decrease is not more than 10% (the “buffer percentage”), you will be repaid the stated principal amount

o   If the value of the underlying decreases by more than the buffer percentage, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the underlying in excess of the buffer percentage

•     Investors may lose up to 90% of the stated principal amount

•     The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive anything owed to you under the securities.

•     No periodic interest payments or dividends

•     The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity

On the date of the related pricing supplement, the estimated value of the securities is $964.714 per security, which is less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying pricing supplement.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 3 in this term sheet, “Summary Risk Factors” in the accompanying pricing supplement, “Risk Factors Relating to the Securities” in the accompanying product supplement and “Risk Factors” in the accompanying prospectus supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, product supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Examples
The diagram at right illustrates your payment at maturity for a range of underlying returns.

Hypothetical Returns	■The Securities ■ The Underlying

The table below is based on a range of hypothetical underlying returns and illustrates:

•	the hypothetical underlying return;

•	the hypothetical payment at maturity per security; and

•	the hypothetical total pre-tax rate of return.

The table below is based on a hypothetical initial underlying value of 100 and does not reflect the actual initial underlying value.

Hypothetical final underlying value	Hypothetical underlying return	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return
200.00	100.00%	$1,320.00	32.00%
175.00	75.00%	$1,320.00	32.00%
150.00	50.00%	$1,320.00	32.00%
140.00	40.00%	$1,320.00	32.00%
130.00	30.00%	$1,320.00	32.00%
120.00	20.00%	$1,320.00	32.00%
116.00	16.00%	$1,320.00	32.00%
105.00	5.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.99	-10.01%	$999.90	-0.01%
85.00	-15.00%	$950.00	-5.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Payment at Maturity

For each $1,000 stated principal amount you hold at maturity:

•	If the final underlying value is greater than the initial underlying value:

$1,000 plus the lesser of:

(i) $1,000 ×	final underlying value – initial underlying value initial underlying value	× participation rate; and
(ii) the maximum return at maturity

•	If the final underlying value is less than or equal to the initial underlying value, but greater than or equal to the buffer value, $1,000

•	If the final underlying value is less than the buffer value, $1,000 minus:

$1,000 ×	buffer value – final underlying value initial underlying value

If the final underlying value is less than the buffer value, you will receive less, and possibly significantly less, than the $1,000 stated principal amount per security at maturity.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the full description of the risk considerations provided for in the Pricing Supplement and the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

•	You May Lose A Significant Portion Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlying.

•	Your Payment At Maturity Depends On The Value Of The Underlying On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The Underlying Is Subject To Risks Associated With Non-U.S. Markets.

•	The Performance Of The Underlying Will Not Be Adjusted For Changes In The Exchange Rate Between The Euro And The U.S. Dollar.

•	Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates, Or Wells Fargo Or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Underlying May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Valuation Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the stated principal amount per security. Citigroup Global Markets Holdings Inc. and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related pricing supplement, an accompanying product supplement, an accompanying underlying supplement and an accompanying prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-224495 and 333-224495-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related pricing supplement, accompanying product supplement, accompanying underlying supplement and the accompanying prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Consult your tax adviser

Investors should review carefully the accompanying pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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